Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

CONGOLEUM PROVIDES REORGANIZATION UPDATE

MERCERVILLE, NJ, March 10, 2009 – Congoleum Corporation (OTC: CGMC) today provided an update on recent developments in its Chapter 11 reorganization.  On Thursday, February 26, 2009, the Bankruptcy Court ruled that certain issues in its most recently proposed reorganization plan did not comply with the Bankruptcy Code.  The Bankruptcy Court also issued an order dismissing the case, stating that “the real benefit to the bankruptcy estate of dismissal of this case is that it will force the parties to follow through on an appeal that will resolve these issues once and for all.”   Congoleum and the other proponents of the plan immediately filed an appeal of the decision, and on Tuesday, March 3, 2009, the Bankruptcy Court stayed this dismissal order to permit the parties to complete the appellate process, noting that “The Court’s intention is not and has never been to force Congoleum to cease operations.”

Roger Marcus, Congoleum CEO, commented:  “We believe the events of the past few days are positive steps in our efforts to resolve the obstacles that have delayed our progress towards emerging from bankruptcy.  Our case involves a few complex issues.  The Bankruptcy Court encouraged an appeal so that a higher Court can rule on these matters and provide guidance on how to address them.  We look forward to receiving that direction so we can move forward with a confirmable plan.  The Bankruptcy Court also limited activity in the bankruptcy case while the appeal is pursued which should reduce our legal costs during the appeal process.”

Mr. Marcus also commented, “Our attorneys are already preparing the necessary appeal papers, and I am hopeful we are on a path that could lead to confirmation of a plan before the end of 2009 or early 2010.  In the mean time, we remain focused on maintaining a sound operational and financial footing, despite the current economic conditions.”

Mr. Marcus concluded by saying “I’m pleased to advise you that our working capital lender remains supportive of us through these proceedings and market conditions.  They have agreed, subject to court approval, to a modification of our financing arrangement to adjust covenants in light of the environment and our current performance.  This agreement was filed with the court on March 7, 2009.”

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century.

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend,” "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims, (iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum, and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the possible adoption of another party's plan of reorganization which may prove to be unfeasible, (xii) increases in raw material and energy prices or disruption in supply, (xiii) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xiv) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xv) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq and Afghanistan and from the tightening of credit availability, (xvi) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xvii) product warranty costs, (xviii) changes in distributors of Congoleum's products, and (xix) Congoleum’s interests may not be the same as its controlling shareholder, American Biltrite Inc.  In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2007 and subsequent filings made by Congoleum with the Securities and Exchange Commission.